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                                                                      Exhibit 99


                           [HEMET BANCORP LETTERHEAD]

March 29, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam

Hemet Bancorp (the "Company") has received a letter from Arthur Andersen LLP ("Andersen"), dated March 25, 2002, representing that the audit of the Company's consolidated financial statements for the year ended December 31, 2001 was subject to Andersen's quality control systems for U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. The letter also noted that availability of personnel at foreign affiliates of Andersen was not relevant to the Company's audit.


Sincerely,

/s/ Catherine A. Frei

Catherine A. Frei
Executive Vice President
Chief Financial Officer










                   3715 Sunnyside Drive = Riverside, CA 92506
P.O. Box 20109 = Riverside, CA 92516-0109 = (909) 784-5771 = Fax (909) 784-5791